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                                                       Confidential Information


               ACTIVEPRESS JOURNAL HOSTING AND DELIVERY AGREEMENT


THIS AGREEMENT is effective as of 1st January 2000, by and between HealthGate Data Corp., a Delaware corporation ("HealthGate"), having an address at 25 Corporate Drive, Suite 310, Burlington, Massachusetts 01803 and Blackwell Science Limited, having an address at Osney Mead, Oxford OX2 0EL, United Kingdom and Munksgaard International Publishers Limited of 35 Norre Sogade, Copenhagen DK 1016 Denmark (collectively the "Publisher").


WHEREAS, the Publisher is the owner and publisher of journals and the Publisher desires to retain HealthGate to maintain, develop and host an on-line World Wide Web ("Web") site for Content (as defined in SCHEDULE A attached hereto) relating to its journals;


WHEREAS, HealthGate, among other business activities, hosts and distributes health, biomedical and scientific Content for publishers through the Internet using its activePress service;


NOW THEREFORE, in consideration of the foregoing, the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which is acknowledged by all parties, the parties hereby agree as follows:


1.       SITE.

         HealthGate shall design, develop, and mount the Content on servers and host the Content on a Web site with the address of http://www.blackwell-synergy.com (the "Site"). In establishing the Site, HealthGate shall (i) mount the Content on its Hardware (as defined in Section 7), (ii) make the Content and portions thereof accessible in an online interactive mode for searching, access, review, displaying in a Web browser or on computer terminals, downloading, and printing on users' Web-enabled computer equipment.


2.       SITE SERVICE PLAN.

         The Site Service Plan set forth in SCHEDULE B attached hereto contains service and support specifications, including agreed communication procedures for the notification and rectification of service errors.


3.       CONTENT MAINTENANCE PLAN.

         The Content Maintenance Plan set forth in SCHEDULE C attached hereto contains details, procedures and specifications for posting Content to the Site, including agreed processing objectives and communication policies for handling error reports.


4.       SOFTWARE MAINTENANCE AND DEVELOPMENT PLAN.

         HealthGate has developed, licensed or otherwise acquired software to operate the Site (collectively the "Software"). The Software Maintenance Plan attached hereto contains details and descriptions of the Software's functions and features and procedures for making minor enhancements to the Software. HealthGate agrees to have Section 3 of Schedule D implemented and approved by the Publisher by the effective date of the agreement. The other sections of Schedule D shall be implemented by HealthGate by the dates set out in the relevant sections of Schedule D. Notwithstanding the foregoing, the Publisher may elect to request the development of additional functions or features not described in the Software Maintenance Plan. The fee for such development described in Section 11 (e) is based upon the amount of labor time (measured in hours) required by HealthGate to evaluate, create and test each request.


5.       PROJECT MANAGERS.

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         Both parties agree to name two Project Managers, who shall be responsible for arranging all meetings, visits, and consultations between the parties, for the transmission and receipt of technical information between the parties, and for coordinating any agreed implementations.


                  HealthGate: Paul Harman, Roberta Pokigo


                  Publisher: Ian Bannerman, Alan Bacon


         All contact between HealthGate and the Publisher regarding the Site, Content, Software and implementation and maintenance shall be coordinated between the Project Managers. Either party may substitute other individuals as Project Manager from time to time upon written notice to the other party.


6.       CONTENT AND SOFTWARE BACK-UP.

         The Publisher shall provide all Content, including text and graphics, for the Site. The Publisher, at its expense, shall deliver the Content in electronic format to HealthGate as specified in the Content Maintenance Plan. As set forth in Section 20 below, the Publisher retains all ownership and copyrights of the Content. HealthGate will not make or permit any changes to the Content without the written consent of the Publisher. HealthGate shall make and maintain back-up copies of all Content and Software pursuant to a schedule set forth in the Site Service Plan. HealthGate shall store said back-up materials in a commercially reasonable safe and secure environment and not located at the same location as the Hardware.


7.       SERVER HARDWARE AND EQUIPMENT.

         HealthGate shall maintain the Site on HealthGate's Web server and/or other servers through the Term of this Agreement. HealthGate shall acquire and maintain all necessary equipment and hardware (collectively the "Hardware") for the Site. The Hardware shall be capable of storing the Content. HealthGate shall replace and upgrade, as needed, the Hardware so that users of the Site may access the Site approximately 24 hours per day and receive information from the Site at speeds and response times substantially equivalent to HealthGate's own Web site, located at www.healthgate.com, from the United Kingdom.


8.       SALES OF INFORMATION.

         The Site will include functions to facilitate the sale of information, such as articles, issues and subscriptions, to users of the Site via a secure server to non-subscribers of the Content. The Publisher shall establish all fees ("Information Fees") and other terms and conditions for such sales. HealthGate shall collect the Information Fees established by the Publisher. Within 60 days of the end of each calendar month, HealthGate shall forward to the Publisher the net Information Fees actually collected, which shall be equal to the Information Fees less a Processing Fee for each sale which shall be retained by HealthGate. The Processing Fee is further described in
         Section 11 (f).


9.       ACTIVITY REPORTS.

         During the time that HealthGate hosts the Site, HealthGate shall provide to the Publisher activity reports detailing performance, access and usage of the Site. The Activity Reporting Plan is described SCHEDULE E attached hereto. HealthGate agrees to have Schedule E implemented and approved by the Publisher by the effective date of the agreement.


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10.      ADVERTISING.

         The Site shall be designed to include space for advertising. All specifications concerning advertising space shall be determined by mutual agreement of the Publisher and HealthGate. HealthGate shall use the activePress advertising module to host, update, and administer advertising banners on the site. The parties shall share the right to sell advertising banners on the Site, but all advertising is subject to prior review and approval by the Publisher, which approval shall not be unreasonably withheld. Revenues from advertisers shall be allocated between both parties as described in Section 11 (g) below.


11.      SCHEDULE OF FEES.

         (a) SITE MAINTENANCE. The Publisher shall remit to HealthGate $145,000 annually for Site maintenance services outlined in the Site Service Plan.

         (b) CONTENT CONVERSION. The Publisher shall remit to HealthGate an annual fee of $346,500 for converting for release via the Site the Content which shall comprise up to 210 individual journal titles. This fee shall apply whether or not the Publisher supplies HealthGate with Content for 210 individual journal titles. If the Publisher supplies HealthGate with Content from more than 210 individual titles the Publisher shall remit to HealthGate an annual fee of $1650 for each additional individual journal title of the Content converted for release via the Site. If content for a particular additional title is not loaded in the first half of the year (i.e. it is not loaded in the period January through June) and, instead, is introduced for the first time and loaded in the second half of the year (i.e. it is loaded in the period July through December) the annual fee in the year it is first loaded shall be $1000. Further, if the Publisher chooses to supply Content from journal titles in excess of the initial 210 and these additional titles shall be in the form of bibliographic headers and PDF files only, then the annual conversion fee shall be $1450.

                  Content Conversion fees will be reviewed by mutual agreement each quarter to take account of potential savings as a result of changes in working methods. For example, the content conversion fees could be reduced if the publisher supplies full-text content in XML.

         (c) CONTENT STORAGE. The Publisher shall remit to HealthGate an annual fee of $123,000 for 200 gigabytes of storage of the Content on the Hardware. After one year the Publisher and HealthGate will meet and review the requirement for additional storage. The annual fee that the Publisher will pay HealthGate for additional storage shall be no greater than $600 for each additional gigabyte of storage of the Content on the Hardware in excess of 200 gigabytes of storage.

         (d) SOFTWARE MAINTENANCE. The Publisher shall remit to HealthGate an annual license fee of $191,000 fee for maintaining the Software as described in the Software Maintenance Plan. This fee includes an allowance of 48 working days (equivalent to 384 hours) of development labor time per year for HealthGate to make minor changes to the Software as requested by the Publisher and agreed to by HealthGate, whose agreement shall not be unreasonably withheld.

         (e) SOFTWARE DEVELOPMENT. The Publisher shall remit to HealthGate a fee of $1,200 for each 8 hours of labor time used for the development of additional functions or features not described in the Software Maintenance Plan.

         (f) PROCESSING FEE. The Publisher shall remit a Processing Fee, as described in Section 8 above, equal to 25% of each Information Fee relating to the on-line sale of an individual journal article processed by HealthGate. The minimum Processing Fee shall be equal to $4.00 per sales transaction processed by HealthGate. Information Fees relating to the sale of a Journal subscription are not subject to a processing fee.


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         (g)      ADVERTISING. Each party shall receive 30% of the gross
                  advertising revenue for advertising sales on the Site (as described in Section 10) originated by the other party. Advertising can be sold either on the basis of a per thousand impressions rate or on the basis of a time-limited period, subject to minimum fees of $10 per thousand impressions and $100 per page per month.

         (h) RE-SUPPLY AND RE-WORK OF CONTENT. The Publisher may re-supply SGML Content and request HealthGate to convert it again for release via the Site. The Publisher will use its best efforts to re-supply less than 25 issues per month. The Publisher shall remit to HealthGate a fee of $100 for each re-supplied issue of a journal title per month in excess of 25 issues per month for which the Publisher requests HealthGate to convert again for release via the Site, subject to a maximum of $5,000 per financial quarter. The Publisher can re-supply for conversion a particular issue to HealthGate up to a maximum of two times. If an issue is re-supplied more than two times, the Publisher shall remit to HealthGate a fee of $100 for each additional re-supply of the issue. The Project Managers of both parties can meet and agree to waive or adjust the re-supply fee in exceptional circumstances, such as one where the Publisher may request a systematic change to Content.

         (i) ACTIVITY REPORTS. All payments and fees described in Section 11 (f) shall be based upon the relevant activity reports described in the Activity Reporting Plan, as described in Schedule E.

         (j) ESCROW ACCOUNT. The Publisher shall pay all fees associated with the escrow account described in Section 24 (b).

         (k) PAYMENT. All payments in respect of the fee schedule shall be in made within 30 days of receipt of an invoice. All late payments shall bear interest at a rate equal to 1% per month until paid in full.

12.      PUBLISHER PAYMENT SCHEDULE.

Subject to HealthGate performing its obligations within the terms and conditions of this Agreement, HealthGate shall invoice the Publisher for payment according to the following annual schedule:

         (a) (i)   On 1 January of each year of the Agreement:

                   SOFTWARE MAINTENANCE - 50% of the annual software maintenance fee.

                   CONTENT CONVERSION - 25% of the annual content conversion fee of $346,500, plus 25% of the applicable fees for any journal added to the Site beyond the 210 titles described in
                   Section 11 (b).

                   SITE MAINTENANCE - 25% of the annual site maintenance fee.

                   CONTENT STORAGE - 25% of the annual content storage fee.

             (ii)  On 1 April of each year of the Agreement:

                   SOFTWARE MAINTENANCE - 25% of the annual software maintenance fee.

                   CONTENT CONVERSION - 25% of the annual content conversion fee of $346,500, plus 25% of the applicable fees for any journal added to the Site beyond the 210 titles described in Section 11 (b).

                   SITE MAINTENANCE - 25% of the annual site maintenance fee.

                   CONTENT STORAGE - 25% of the annual content storage fee.


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             (iii) On July 1 of each year of the Agreement:

                   SOFTWARE MAINTENANCE - 25% of the annual software maintenance fee.

                   SITE MAINTENANCE - 25% of the annual site maintenance fee.

                   CONTENT CONVERSION - 25% of the annual content conversion fee of $346,500, plus 25% of the applicable fees for any journal added to the Site beyond the 210 titles described in Section 11 (b).

                   CONTENT STORAGE - 25% of the annual content storage fee.

             (iv)  On 1 October of each year of the Agreement

                   CONTENT CONVERSION - 25% of the annual content conversion fee of $346,500, plus 25% of the applicable fees for any journal added to the Site beyond the 210 titles described in Section 11 (b).

                   SITE MAINTENANCE - 25% of the annual site maintenance fee.

                   CONTENT STORAGE - 25% of the annual content storage fee.

         (b) SOFTWARE DEVELOPMENT - Software development fees will be invoiced on completion of the implementation of the functions or features to which they relate, subject to the written approval of the publisher that they perform according to the Publisher's original specification of requirements. Extension of the development time as a result of modifications by the Publisher to the original specification will not be grounds for delaying payment.

         (c) OTHER FEES - All other fees shall be invoiced on a monthly basis.

13.      MILESTONES AND DELIVERABLES.

         Any failure by HealthGate in meeting the throughput processing objective time of 3 working days, as described in Schedule C, will constitute a breach of this agreement and be subject to the procedure for termination as defined in Section 17 (b). Further, if HealthGate fails to process the Content of any journal issue within the processing objective time of 3 working days, as described in Schedule C, HealthGate, recognizing the loss caused to the Publisher, will on demand pay to the Publisher an amount of money equivalent to the sum of $2,000 per issue, subject to a maximum of $50,000 per financial quarter, for all issues processed in each financial quarter.


         Such sums of money will be paid by HealthGate to the Publisher not as a penalty, but as and for the ascertained and liquidated damages owing and payable by HealthGate to the Publisher by reason of such failure to meet the processing objectives.


14.      DISTRIBUTION RIGHTS.

         The Publisher grants to HealthGate the right to sell individual articles and subscriptions to the Content through HealthGate's own Web sites, subject to mutually agreeable terms negotiated between the parties for this activity.

15.      INITIAL TERM.

         The Initial Term of this Agreement shall commence on the date first noted above and, unless terminated earlier as set forth herein, shall continue for a period of two (2) years after such date (the "Initial Term").


16.      RENEWAL.

         After the Initial Term, this Agreement shall renew for additional consecutive periods of one (1) year subject to termination in accordance with Section 17. Both parties agree to negotiate, in

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         good faith, any changes in payment terms for the subsequent term beginning 120 days before the end of the Initial Term and for each subsequent annual term.


17.      TERMINATION.

         (a) END OF TERM. Either party may terminate this Agreement upon the last date of the Initial Term or any subsequent renewal term by giving written notice of termination to the other party no later than ninety (90) days prior to the end of the Initial Term or of any subsequent one year term.


         (b) BREACH. Either party may terminate this Agreement by giving written notice of termination to the other party if that party is in breach of any term, condition or provision of this Agreement and fails to remedy such breach within thirty (30) days of receipt of such notice.

         (c) CHANGE OF CONTROL OF HEALTHGATE. The Publisher may terminate this Agreement by giving written notice of termination to HealthGate if there is a change in control of HealthGate. For the purpose of this section, a person shall have "Control" of HealthGate if he holds, directly or indirectly, shares which together with shares held by any persons acting in concert with him carry 50% or more of the voting rights of HealthGate and is a direct competitor of the Publisher. For the purpose of this section, a "direct competitor" shall be defined as a company that derives more than 50% of its sales revenues from the activity of publishing scientific, technical and medical journals.

         (d) BANKRUPTCY. Either party may terminate this agreement if the other party shall commit any act of bankruptcy, shall have a receiving order made against it, shall make or negotiate for any composition or arrangement with or assignment for the benefit of its creditors or if the other party, being a body corporate, shall present a petition or have a petition presented by a creditor for its winding up or shall enter into any liquidation (other than for the purposes of reconstruction or amalgamation), shall call any meeting of its creditors, shall have a receiver of all or any of its undertakings or assets appointed, shall be deemed by virtue of the relevant statutory provisions under the applicable law to be unable to pay its debts, or shall cease to carry on business.


         Upon the termination of this Agreement, HealthGate or its personal representative as the case may be, shall immediately deliver up to the Publisher all correspondence, reports, documents, specifications, papers, information (on whatever media) and property belonging to the Publisher which may be in his possession or under his control together with all confidential information or copyright works belonging to the Publisher. HealthGate shall erase the Content from its servers and otherwise discontinue any use of the content within ten (10) working days of the date of the termination.


18.      TERMINATION SUPPORT


         In the event of termination of this Agreement by the Publisher pursuant to Section 17, the Publisher will have the following rights and obligations:


         HealthGate will comply with the Publisher's reasonable directions, and will provide the Publisher any and all termination assistance reasonably requested by the Publisher to allow the Services to continue and to facilitate the orderly transfer of responsibility for the Site to the Publisher or a successor provider of the Site designated by the Publisher. The Publisher agrees to pay HealthGate fees for services associated with the transition. The rate and amount of such payment shall be determined by both parties agreeing to meet and use their best endeavors to develop a Post Termination Support plan.

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         The Termination assistance to be provided to the Publisher by
         HealthGate may include the following:

         (a) HealthGate will liaise with the Publisher, making available for such purpose such HealthGate liaison staff as the Publisher may reasonably require, and acting in all good faith, to ensure a mutually satisfactory license of the Software to the Publisher or, at the Publisher's option, to a replacement contractor. The period of liaison will commence as soon as notice has been given of termination of this Agreement, and will continue for a maximum period of 3 months after termination;

         (b) HealthGate agrees that at the time of termination of this Agreement, it will render all assistance, provide all documentation and undertake all actions to the extent necessary to effect an orderly assumption of the Site by the Publisher or, at the Publisher's option, by a replacement contractor;

         (c) If the Publisher so require, HealthGate will use its best endeavours to procure the transfer at the Publisher's expense, to the Publisher or to a third party nominated by the Publisher at the Publisher's sole discretion, of any Third Party Software licenses HealthGate may have obtained in its own name in order to run the Site and used for that purpose exclusively;

         (d) HealthGate will develop, together with the Publisher, a plan for the orderly transition of services ("Transition Plan") then being performed by HealthGate from HealthGate to the Publisher or such successor provider.

         (e) HealthGate will provide reasonable training for personnel of the Publisher in the performance of the services then being transitioned to the Publisher or such successor provider of Services


19.      POST TERMINATION SUPPORT IN THE EVENT OF BANKRUPTCY


         In the event of termination of this Agreement by the Publisher as a result of HealthGate committing an act of bankruptcy as set forth in 17(d) and for a period of six (6) months thereafter, HealthGate will provide the Termination Support set forth in Section 18 herein. In addition, HealthGate will continue to perform, for a reasonable period (as determined by the Publisher) of up to six (6) months following the termination date, any or all of the services then being performed by HealthGate.


         In the event of HealthGate committing an act of bankruptcy as set forth in 17(d), the Publisher agrees to pay HealthGate fees for services associated with the transition. The rate and amount of such payment shall be determined by both parties agreeing to meet and use their best endeavors to develop a Post Termination Support Plan. This plan would be subject to the relevant statutory provisions under the applicable law.


20.      INTELLECTUAL PROPERTY RIGHTS.

         (a) HEALTHGATE PROPERTY. HealthGate or its licensors shall own and retain all right, title and interest in (i) the Software and
                  (ii) any patents, copyrights, database rights or other proprietary rights in the Software; and (iii) computer code written by HealthGate for the format, appearance and presentation of the Software and Site (collectively, the "HealthGate Properties").

         (b) PUBLISHER'S PROPERTY. The Publisher shall own and retain all right, title and interest in the Content and any derivative work based upon the Content; the Publisher's trade names, trademarks and service marks; any other information of the Publisher provided to HealthGate hereunder and the format, appearance and presentation of the Site (collectively, "Publisher's Property").


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         (c)      HEALTHGATE CONFIDENTIAL INFORMATION. The Publisher understands and acknowledges that the HealthGate Properties are subject to protection as patented or copyrighted works of authorship of HealthGate or HealthGate's suppliers under United States law, and represent valuable confidential or proprietary information of HealthGate. Further, the Publisher understands and acknowledges that any confidential information pertaining, inter alia, to HealthGate's customers, finances, internal operations and methods of compiling, manipulating, presenting and disseminating Software or information, which is disclosed to the Publisher (collectively, "HealthGate Confidential Information"), represent valuable confidential information of HealthGate entitled to protection as trade secrets. The Publisher shall keep confidential, and shall protect from unauthorized disclosure by its employees and agents, the HealthGate Confidential Information and all copies or physical embodiments thereof in any media in its possession, and shall limit access to such HealthGate Confidential Information to those of its personnel who require such access in connection with the Publisher 's use thereof as permitted by this Agreement. The Publisher shall secure and protect the HealthGate Confidential Information and any and all copies and other physical embodiments thereof in any media in its possession in a manner consistent with the steps taken by the Publisher to protect its own trade secrets. The Publisher shall take appropriate action by instruction or agreement with its employees who are permitted access to the HealthGate Confidential Information or any copy or other physical embodiment thereof in any media in its possession, to satisfy its obligations hereunder. Promptly upon discovery that any person has acquired possession, use or knowledge of any part of the HealthGate Confidential Information other than as authorized by this Agreement, the Publisher shall notify HealthGate of such fact and the surrounding circumstances. The obligations of this Section 20(c) shall survive any termination of this Agreement. The obligations of this Section 20(c) shall not apply to any information which (a) is generally known to the public, or becomes so known other than by reason of a breach by the Publisher of its obligations hereunder, (b) was known to the Publisher prior to its disclosure by HealthGate, or (c) is learned by the Publisher from a third party who is not in breach of an obligation of confidentiality in making such disclosure.

         (d) PUBLISHER'S CONFIDENTIAL INFORMATION. HealthGate understands and acknowledges that any Publisher's Property contained in the Site, are subject to protection as copyrighted works of authorship of the Publisher, and represent valuable or proprietary confidential information of the Publisher. Further, HealthGate understands and acknowledges that the Publisher information pertaining, INTER ALIA, to the Publisher's subscribers, customers, finances, internal operations, sales practices, procedures and methods of compiling, manipulating, presenting and disseminating information which is disclosed to HealthGate (collectively, "Publisher's Confidential Information"), represent valuable confidential information of the Publisher entitled to protection as trade secrets. HealthGate shall keep confidential, and shall protect from unauthorized disclosure by its employees and agents, the Publisher's Confidential Information and all copies or physical embodiments thereof in its possession, and shall limit access to such Publisher's Confidential Information to those of its personnel and personnel of its consultants or agents who require such access in connection with HealthGate's use thereof as permitted by this Agreement. HealthGate shall secure and protect the Publisher's Confidential Information and any and all copies and other physical embodiments thereof in its possession in a manner consistent with the maintenance of the Publisher 's rights and interest therein. HealthGate shall take appropriate action by instruction or agreement with its employees, agents and consultants who are permitted access to the Publisher's Confidential Information or any copy or other physical embodiment thereof, to satisfy HealthGate's obligations hereunder. Promptly upon discovery that any person has acquired possession, use or knowledge of any part of the Publisher's Confidential Information other than as authorized by this Agreement, HealthGate shall notify the Publisher of such fact and the surrounding circumstances. The

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                  obligations of this Section 20 (d) shall survive any
                  termination of this Agreement. The obligations of this Section 20 (d) shall not apply to any information which (a) is generally known to the public, or becomes so known other than by reason of a breach by HealthGate of its obligations hereunder, (b) was known to HealthGate prior to its disclosure by the Publisher, or (c) is learned by HealthGate from a third party who is not in breach of an obligation of confidentiality in making such disclosure.

         (e) PUBLIC AUTHORITY EXCEPTIONS. The parties' respective obligations under this Section 20 shall not apply where disclosure is required, directed or ordered by statute, regulation or a public authority, in legal or administrative proceedings, including without limitation in connection with the filing of statements to the Securities Exchange Commission ("SEC") regarding the sale of securities or any state authority or otherwise. Notwithstanding the foregoing, and so that the other party may timely present its objections to such disclosure, each party shall provide the other party with timely notice of a request, requirement or demand to disclose such information or matter which is either made by a public authority, directed to a public authority or required by the rules and regulations of statute, regulation or a public authority.

21.      REPRESENTATIONS AND WARRANTIES.

         (a) AUTHORITY. Each party hereby represents and warrants that it has the full right, power and authority to enter into and perform this Agreement, and this Agreement has been duly authorized, executed and delivered and constitutes the valid and binding obligation of such party enforceable in accordance with its terms.

         (b)      HEALTHGATE. HealthGate hereby represents and warrants that:
                  (i) it has, and will have throughout the term of this Agreement, all right, title and interest in and to the Software, except for items that are in the public domain or that are obtained under valid licenses, (ii) it has and will have throughout the term of this Agreement the right to grant the license granted herein, and (iii) the HealthGate Property licensed hereunder does not and will not infringe any trade name, trademark or copyright.

         (c) THE PUBLISHER. The Publisher hereby represents and warrants that: (i) it has, and will have throughout the term of this Agreement, all right, title and interest in and to the Content and Publisher Properties, except for items that are in the public domain or that are obtained under valid licenses, (ii) it has and will have the right to grant the license granted herein, and (iii) the Publisher Content and Property do not and will not infringe any trade name, trademark or copyright.

         (d) MILLENNIUM COMPLIANCE. HealthGate warrants that (i) the occurrence or use of dates on or after January 1, 2000 ("Millennial Dates") will not adversely affect its performance at any level with respect to date-dependent data, computation, output or other functions; and (ii) the site will create, store, receive, process and output information related to or including Millennial Dates without error or omissions.

22.      INDEMNIFICATION.

         (a) THE PUBLISHER'S INDEMNIFICATION. The Publisher shall indemnify, defend and hold harmless HealthGate and its officers, employees, agents, affiliates and subsidiaries against and from all losses, expenses, damages and costs including, without limitation, reasonable attorneys' fees, that may at any time be incurred by any of them by reason of
                  (i) any allegation, claim or suit threatened, made or brought against any of them related to any matter covered by the representations and warranties or set forth in Sections 21 (a) and 21 (c) above, and (ii) any allegation, claim or suit threatened, made or brought against any of them that is based upon or arises from any actual or alleged error, inaccuracy or other defect in the Publisher's Content or Properties.

         (b) HEALTHGATE'S INDEMNIFICATION. HealthGate shall indemnify, defend and hold harmless each Publisher and its officers, employees, agents, affiliates and subsidiaries against and from all losses, expenses, damages and costs including, without limitation, reasonable attorney's fees, that may at any time be incurred by any of them by reason of any allegation, claim or suit threatened, made or brought against any of them related to any matter covered by the representations and warranties set forth in Sections 21 (a) and 21 (b) above.

         (c) NOTICE; DEFENSE OF CLAIMS. Each party shall give prompt written notice to the other party of any claim for indemnification hereunder, specifying to the extent known the amount and nature of the claim, and any matter which in the opinion of such party is likely to give rise to an indemnification claim. The indemnifying party shall have the right to control the defense through counsel of its choosing. The indemnified party shall have the right to the extent of its interests to participate on its own behalf and at its own expense in such matter or its settlement through counsel of its choosing.

23.      EXCLUSION OF IMPLIED WARRANTIES AND LIMITATION OF LIABILITY.

         EXCEPT AS SET FORTH HEREIN, NEITHER PARTY MAKES ANY WARRANTY OR REPRESENTATION TO THE OTHER, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY'S LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNT OF PAYMENTS MADE BY THE PUBLISHER TO HEALTHGATE PURSUANT TO THIS AGREEMENT.


24.      MISCELLANEOUS.

         (a) LICENSE OF SOFTWARE. Notwithstanding any other term or provision of this Agreement or the Content Maintenance Plan, HealthGate retains all right, title and interest to the Software (as defined in Section 4 hereof), computer code written by HealthGate for the design, format, appearance and presentation of the Site, the Software, the Software Maintenance Plan and other HealthGate Properties (as defined in Section 20 (a) hereof). The Agreement grants to the Publisher a non-exclusive, non-transferable license to utilize the Software with respect to the Site during the Term of this Agreement as provided in and subject to the terms of this Agreement. Without limiting the generality of the foregoing, HealthGate may utilize and/or license the Software and other HealthGate Properties for itself or for others without any compensation or liability to the Publisher, provided however that upon expiration or termination of this Agreement, the Publisher may, without any obligation to HealthGate utilize the design, format, appearance and presentation of the Site in any manner which the Publisher deems appropriate.

         (b) SOFTWARE ESCROW. HealthGate agrees to place into escrow, at a location to be mutually agreed upon by the parties, all applicable source code used to provide the services outlined in this Agreement. The Publisher shall pay all fees associated with the escrow account. The Publisher may not access the escrow account except in the case of HealthGate's bankruptcy.

         (c) RELATIONSHIP OF PARTIES. The relationship of the parties hereto shall be that of independent contractors. Nothing herein shall be construed to create any partnership, joint venture, or similar relationship or to subject the parties to any implied duties or obligations respecting the conduct of their affairs which are not expressly stated herein. Neither party shall have any right or authority to assume or create any obligation or responsibility, either express or implied, on behalf of or in the name of the other party, or to bind the other party in any matter or thing whatsoever.

         (d) NOTICES. Notices to either party under or relating to this Agreement shall be in writing to the address indicated on the first page of this Agreement, Attention: President, and shall be deemed effective when received, or on the second day following the date after depositing the notice with a reputable, overnight delivery service (such as FedEx or U.P.S.).

         (e) SEVERABILITY. The terms and conditions of this Agreement are severable. If any term or condition of this Agreement is deemed to be illegal or unenforceable under any rule of law, all other terms shall remain in force. Further, the term or condition which is held to be illegal or unenforceable shall remain in effect as far as possible in accordance with the intention of the parties.

         (f) ENTIRE AGREEMENT; MODIFICATIONS. The parties hereto agree that this Agreement represents the complete and exclusive statement of the Agreement between the parties, and supersedes all prior proposals and understandings, oral or written, relating to the subject matter of this Agreement. This Agreement may be amended only in writing executed by the parties hereto.

         (g) EFFECT OF WAIVER. Failure by either party to enforce any provision of this Agreement shall not be deemed a waiver of that provision or of any other provision of this Agreement.

         (h) FORCE MAJEURE. Neither party shall be responsible for any delay nor failure in performance resulting from acts beyond the control of such party. Such acts shall include but not be limited to an act of God; an act of war; a riot; an epidemic, fire, flood or other disaster; an act of government; and a strike or lockout; provided that, in order to be excused from delay or failure to perform, such party must act diligently to remedy the cause of such delay or failure.

         (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

         (j) VENUE. Any and all disputes between the parties arising under or in connection with this Agreement which cannot be resolved amicably by the parties shall be resolved in the courts located in London, England, except with respect to any action brought by the Publisher against HealthGate, in which case jurisdiction and venue shall be the Commonwealth of Massachusetts, USA.

         (k) ARBITRATION. Any question, dispute, disagreement, or difference of any kind whatsoever which may arise between the Publisher and HealthGate under, out of, or in connection with this Agreement, or the carrying out of the work hereunder (whether during the progress of the work or after its completion, and whether before or after the termination abandonment or breach of this Agreement) shall be tried to be settled amicably upon mutual consultation with good faith, and in failing so shall be submitted to arbitration in Boston, Massachusetts to a panel of one arbitrator under the rules of the American Arbitration Association.

         (l) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall take effect as an original, and all of which, together, shall evidence one and the same Agreement.

         (m) SECTION HEADINGS; EXHIBITS. The section, subsection and Schedule headings used herein are for reference and convenience only, and shall not enter into the interpretation hereof. The Schedules referred to herein and attached hereto, or to be attached hereto, are incorporated herein to the same extent as if set forth in full herein.

         (n) NEUTRAL CONSTRUCTION. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arm's length and that the final terms of this Agreement are the product of the parties' negotiations. Each party warrants and represents that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provision(s).

         (o) EMPLOYEES. Neither HealthGate nor the Publisher shall hire or seek to engage the services of, nor offer to pay commissions, compensation or any other form of incentives to the employees or consultants of the other for any purpose whatsoever without the express written consent of the other party. This provision shall expire twelve (12) months after the termination of this Agreement.

         (P) NO ASSIGNMENT. Neither party may sell, transfer, assign, or subcontract, any right or obligation set forth in this Agreement without the express advance written consent of the other party, such consent shall not be unreasonably withheld.

         (Q) COOPERATION. Each party shall cooperate with the other party as is reasonably necessary to further the purposes of this Agreement and the other party's performance hereunder.

Executed as of the date set forth above, as a document under seal, by the duly authorized representatives of the parties hereto.

HealthGate Data Corp.


By: /s/ William S. Reece
   -----------------------------------

William S. Reece


Chief Executive Officer






Blackwell Science Limited and and Munksgaard International Publishers Limited


By: /s/ Robert M. Campbell
   -----------------------------------


Name:   Robert M. Campbell
     ---------------------------------


Title:  Managing Director
      --------------------------------